Free Writing Prospectus (To the Prospectus dated July 19, 2013 and the Prospectus Supplement dated July 19, 2013)	Filed Pursuant to Rule 433 Registration No. 333-190038 February 25, 2014
$ Autocallable Return Enhanced Notes due March 18, 2015 Linked to the Common Stock of General Electric Company Global Medium-Term Notes, Series A
General
•
The Notes are designed for investors who seek early exit prior to maturity if, on any one of the Review Dates, the Underlying Equity is greater than or equal to the Call Level specified below.  If the Notes are not called, investors will be fully exposed to any decline in the Underlying Equity from the Initial Price to the Final Price.  Investors should be willing to forgo interest and dividend payments and, if the Underlying Equity declines over the term of the Notes, be willing to lose some or all of their principal.

•	Senior unsecured obligations of Barclays Bank PLC maturing March 18, 2015†
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The Notes are expected to price on or about February 28, 2014† (the “Pricing Date”) and are expected to issue on or about March 5, 2014† (the “Issue Date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Asset:	The common stock of General Electric Company (Bloomberg ticker symbol “GE<Equity>”) (the “Underlying Equity”)
Automatic Call Feature:
The Notes will be called if the closing price of the Underlying Equity on any Review Date is greater than or equal to the Call Level.  If the Notes are called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Note equal to the Call Price.  No further amounts will be owed to you under the Notes.

Call Level:	$ , which is 104.75% of the Initial Price of the Underlying Equity
Call Price:	If the Notes are called, the Call Price will reflect a call premium per $1,000 principal amount Note equal to the Maximum Return, calculated as follows: $1,000 + ($1,000 × Maximum Return)
Payment at Maturity:
If the Notes are not called and the Final Price is greater than or equal to the Initial Price, you will receive a cash payment on the Maturity Date that provides you with a return per $1,000 principal amount Note equal to the Underlying Return multiplied by the Upside Leverage Factor, subject to the Maximum Return, calculated as follows:
$1,000 + [$1,000 × (Underlying Return × Upside Leverage Factor)], subject to the Maximum Return
Your investment will be fully exposed to any decline in the Underlying Equity.  If the Notes are not called and the Final Price is less than the Initial Price, you will lose 1% of the principal amount of your Notes for every 1% that the Final Price is less than the Initial Price.  Under these circumstances, you will receive a cash payment on the Maturity Date per $1,000 principal amount Note calculated as follows:
$1,000 + ($1,000 × Underlying Return)
If the Notes are not called and the Final Price is less than the Initial Price, the Notes will be fully exposed to the decline in the Underlying Equity and you will lose some or all of your investment at maturity.
Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Upside Leverage Factor:	2.00
Maximum Return:
9.50%.   For example, if the Underlying Return is equal to or greater than 4.75%, you will receive the Maximum Return of 9.50%, which entitles you to the maximum payment at maturity of $1,095.00 per $1,000 principal amount Note that you hold.

Underlying Return:	Final Price – Initial Price Initial Price
Initial Price:	$ , which is the closing price of the Underlying Equity on the Pricing Date
Final Price:	The arithmetic average of the closing prices of the Underlying Equity on the Averaging Dates (rounded to two decimal places)
(Key Terms continued on the next page)
	Initial Issue Price1	Price to Public2	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1%	99%
Total	$[●]	$[●]	$[●]	$[●]
1          Our estimated value of the Notes on the Pricing Date, based on our internal pricing models, is expected to be between $960.00 and $978.50 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-11 of this free writing prospectus.
2         The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately 1%, is 99%.  The price to the public for all other purchases of Notes is 100%.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

JPMorganPlacement Agent
The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan Placement Agent

Averaging Dates†:	March 9, 2015, March 10, 2015, March 11, 2015, March 12, 2015 and March 13, 2015 (the “Final Valuation Date”)
Review Dates†:	June 12, 2014 (first Review Date), September 11, 2014 (second Review Date) and December 11, 2014 (final Review Date)
Call Settlement Date†:	Three (3) business days following the applicable Review Date
Maturity Date†:	March 18, 2015
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741T6N2 / US06741T6N27
†
Expected.  In the event we make any change to the expected Pricing Date and Issue Date, the Review Dates, the Averaging Dates and/or the Maturity Date may be changed so that the stated term of the Notes remains the same.  In addition, the Review Dates, the Averaging Dates and the Maturity Date are subject to postponement.  See “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.  Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

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Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

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What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a Range of Performance for the Underlying Equity?

The following table and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Equity relative to its Initial Price. We cannot predict the closing price of the Underlying Equity on any day during the term of the Notes, including on the Review Dates or Averaging Dates. You should not take these examples as an indication or assurance of the expected performance of the Underlying Equity. The numbers appearing in the examples below have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes.  The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $1,000 principal amount Note to the $1,000 Initial Issue Price.  The following table and graph assume an Initial Price of $25.29, which results in a hypothetical Call Level of $26.49.  There will be only one payment on the Notes whether called or at maturity.  An entry of “N/A” indicates that the Notes would not be called on the applicable Review Date and no payment would be made for such date.  The following examples illustrate the amount payable on a hypothetical offering of the Notes under various scenarios, based on the following assumptions.

Automatic Call			No Automatic Call
Underlying Equity Price ($)*	Underlying Appreciation/ Depreciation at Review Date	Total Return at Call Settlement Date	Underlying Return	Total Return at Maturity
45.52	80.00%	9.50%	80.00%	9.50%
42.99	70.00%	9.50%	70.00%	9.50%
40.46	60.00%	9.50%	60.00%	9.50%
37.94	50.00%	9.50%	50.00%	9.50%
35.41	40.00%	9.50%	40.00%	9.50%
32.88	30.00%	9.50%	30.00%	9.50%
30.35	20.00%	9.50%	20.00%	9.50%
27.82	10.00%	9.50%	10.00%	9.50%
26.55	5.00%	9.50%	5.00%	9.50%
26.49	4.75%	9.50%	4.75%	9.50%
25.80	2.00%	N/A	2.00%	4.00%
25.54	1.00%	N/A	1.00%	2.00%
25.29	0.00%	N/A	0.00%	0.00%
24.03	-5.00%	N/A	-5.00%	-5.00%
22.76	-10.00%	N/A	-10.00%	-10.00%
21.50	-15.00%	N/A	-15.00%	-15.00%
20.23	-20.00%	N/A	-20.00%	-20.00%
17.70	-30.00%	N/A	-30.00%	-30.00%
15.17	-40.00%	N/A	-40.00%	-40.00%
12.65	-50.00%	N/A	-50.00%	-50.00%
10.12	-60.00%	N/A	-60.00%	-60.00%
7.59	-70.00%	N/A	-70.00%	-70.00%
5.06	-80.00%	N/A	-80.00%	-80.00%
2.53	-90.00%	N/A	-90.00%	-90.00%
0.00	-100.00%	N/A	-100.00%	-100.00%
 * “Underlying Equity Price” in the table set forth above represents the hypothetical closing price of the Underlying Equity on the applicable Review Date or, in the event the Notes are not called, the Underlying Equity Price represents the hypothetical Final Price of the Underlying Equity.

Hypothetical Examples of Amount Payable upon an Automatic Call or at Maturity

The following examples illustrate how the payment upon an automatic call or at maturity in different hypothetical scenarios is calculated.

Example 1: The price of the Underlying Equity increases from the Initial Price of $25.29 to a closing price of $30.35 on the first Review Date.

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Because the closing price on the first Review Date of $30.35 is greater than the Call Level of $26.49, the Notes are called, and the investor receives a single payment of $1,095.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × Maximum Return)
$1,000 + ($1,000 × 9.50%) = $1,095.00

Example 2: The price of the Underlying Equity decreases from the Initial Price of $25.29 to a closing price of $24.03 on the first Review Date and $22.76 on the second Review Date.  The price of the Underlying Equity increases to a closing price of $25.54 on the third Review Date and to a Final Price of $25.80.

Because the closing price of the Underlying Equity on each of the Review Dates is less than the corresponding Call Level of $26.49, the Notes are not called.  Because the Final Price of $25.80 is greater than the Initial Price of $25.29 and the Underlying Return of 2.00% multiplied by the Upside Leverage Factor of 2.00 does not exceed the Maximum Return of 9.50%, the investor receives a payment at maturity of $1,040.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Underlying Return × 2.00)]
$1,000 + [$1,000 × (2.00% × 2.00)] = $1,040.00

Example 3: The price of the Underlying Equity decreases from the Initial Price of $25.29 to a closing price of $24.03 on the first Review Date and $22.76 on the second Review Date.  The price of the Underlying Equity increases to a closing price of $25.54 on the third Review Date and then decreases to a Final Price of $15.17.

Because the closing price of the Underlying Equity on each of the Review Dates is less than the corresponding Call Level of $26.49, the Notes are not called.  Because the Final Price of $15.17 is less than the Initial Price of $25.29 and the Underlying Return is -40.00% the investor will receive a payment at maturity of $600.00 per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × Underlying Return)
$1,000 + ($1,000 × -40.00%) = $600.00

Example 4: The price of the Underlying Equity decreases from the Initial Price of $25.29 to a closing price of $24.03 on the first Review Date and $22.76 on the second Review Date.  The price of the Underlying Equity increases to a closing price of $25.54 on the third Review Date and to a Final Price of $30.35.

Because the closing price of the Underlying Equity on each of the Review Dates is less than the corresponding Call Level of $26.49, the Notes are not called.  Because the Underlying Return of 20.00% multiplied by the Upside Leverage Factor of 2.00 exceeds the Maximum Return of 9.50%, the investor receives a payment at maturity of $1,095.00 per $1,000 principal amount Note, which is the maximum payment on the Notes.

Selected Purchase Considerations

•
Market Disruption Events and Adjustments—The Review Dates, Averaging Dates, Maturity Date, Payment at Maturity and the Reference Asset are subject to adjustment as described in the following sections of the prospectus supplement:

o
For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset.”  Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date; and

o
For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset.”

•
Potential Early Exit with Appreciation as a Result of Automatic Call Feature—While the original term of the Notes is just over one year, the Notes will be called before maturity if the closing price of the Underlying Equity is greater than or equal to the Call Level on any Review Date.  Upon an automatic call, you will be entitled to the Maximum Return on the Notes (subject to Issuer credit risk), as set forth on the cover of this free writing prospectus.

•
Tax Consequences—You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement.  The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.  The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the Notes should be treated as prepaid forward contracts with respect to the Reference Asset.  Assuming this treatment is respected, upon a sale or exchange of your Notes

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(including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your Notes, which should equal the amount you paid to acquire your Notes.  This gain or loss should be short-term capital gain or loss unless you hold your Notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Notes at the original issue price.  However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected.  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying Equity.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to All Securities”;
o	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;
o	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;
o	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”; and
o
“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks discussed under the headings above, you should consider the following:
•
You May Lose Some or All of Your Principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity.  If the Notes are not called on one of the Review Dates and the Final Price (the arithmetic average of the closing prices of the Underlying Equity on the Averaging Dates, as set forth on the cover of this free writing prospectus) is less than the Initial Price, you will lose 1% of the principal amount of your Notes for every 1% that the Final Price is less than the Initial Price. Accordingly, if the Notes are not called and the Final Price is less than the Initial Price, the Notes will be fully exposed to the decline in the Underlying Equity and you will lose some or all of your investment at maturity.

•
Credit of Issuer — The Notes are senior unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•
Reinvestment Risk — If your Notes are called, the term of the Notes could be as short as approximately three months.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are called prior to the Maturity Date.

•
Your Potential Return on the Notes Is Limited — If the closing price of the Underlying Equity is greater than or equal to the Call Level on any Review Date or if the Final Price is greater than the Initial Price, for each $1,000 principal amount Note, you will receive $1,000 plus (a) if the Notes are called early, a return equal to the Maximum Return of 9.50%, or (b) if the Notes have not been called prior to the Maturity Date, a return equal to the Underlying Return times the Upside Leverage Factor of 2.00, subject to the Maximum Return of 9.50%.  In either case, your return will not exceed the Maximum Return, regardless of the appreciation in the Underlying Equity, which may be significant.  In addition, the closing price of the Underlying Equity at various times during the term of the Notes could be higher than the closing price on the Review Dates or the Averaging Dates, and you may receive a lower payment if called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying Equity.

•	No Interest Payments — As a holder of the notes, you will not receive interest payments.
•
Owning the Notes Is Not the Same as Owning the Underlying Equity — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying Equity. For instance, as a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the Underlying

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Equity would have.  Further, you will not participate in any appreciation of the Underlying Equity, which could be significant.
•
Single Equity Risk — The price of the Underlying Equity can rise or fall sharply due to factors specific to the Underlying Equity and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  We urge you to review financial and other information filed periodically with the SEC by the issuer of the Underlying Equity.

•
Lack of Liquidity — The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•
Suitability of the Notes for Investment — You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•
Antidilution Adjustments — For certain corporate events affecting the Underlying Equity, the Calculation Agent may make adjustments to the amounts payable on the Notes.  However, the Calculation Agent will not make such adjustments in response to all events that could affect the Underlying Equity.  If an event occurs that does not require the Calculation Agent to make such adjustments, the value of the Notes may be materially and adversely affected.  In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the Calculation Agent, which will be binding on you absent manifest error.  You should be aware that the Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this free writing prospectus or the prospectus supplement as necessary to achieve an equitable result.

•
In Some Circumstances, the Payment You Receive on the Notes May Be Based on the Stock of Another Company and Not the Underlying Equity — Following certain corporate events relating to the issuer of the Underlying Equity where the issuer is not the surviving entity, your return on the Notes paid by Barclays Bank PLC may be based on the shares of a successor to the issuer of the Underlying Equity or any cash or any other assets distributed to holders of the Underlying Equity in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement.

•
Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the price of the Underlying Equity on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlying Equity;
o	the time to maturity of the Notes;
o	the dividend rate on the Underlying Equity;
o	interest and yield rates in the market generally;
o	a variety of economic, financial, political, regulatory or judicial events; and
o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
•
The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•
The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Pricing Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

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•
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

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The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

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We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest — We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

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The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of ownership and disposition of the Notes could be materially and adversely affected.  In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Information about the Underlying Equity

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.”  Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically.  Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying Equity can be located by reference to its SEC file number provided below.  In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Included below is a brief description of the issuer of the Underlying Equity.  This information has been obtained from publicly available sources.  Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

General Electric Company

According to publicly available information, General Electric Company (the “Company”) is a diversified infrastructure and financial services company, with products and services ranging from aircraft engines, power generation, oil and gas production equipment and household appliances to medical imaging, business and consumer financing and industrial products.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-00035. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “GE.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the Underlying Equity, based on daily closing prices on the New York Stock Exchange, as reported by Bloomberg without independent verification.  The closing price of the Underlying Equity on February 24, 2014 was $25.29.  The historical performance of the Underlying Equity should not be taken as an indication of the future performance of the Underlying Equity during the term of the Notes. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter Begin	Quarter End	Quarterly High (USD)	Quarterly Low (USD)	Quarterly Close (USD)
1/1/2008	3/31/2008	$37.49	$31.70	$37.01
4/1/2008	6/30/2008	$38.43	$26.26	$26.69
7/1/2008	9/30/2008	$29.95	$23.10	$25.50
10/1/2008	12/31/2008	$24.50	$12.84	$16.20
1/1/2009	3/31/2009	$17.07	$6.66	$10.11
4/1/2009	6/30/2009	$14.53	$10.17	$11.72
7/1/2009	9/30/2009	$17.01	$10.71	$16.42
10/1/2009	12/31/2009	$16.84	$14.19	$15.35
1/1/2010	3/31/2010	$18.45	$15.45	$18.20
4/1/2010	6/30/2010	$19.50	$14.42	$14.42
7/1/2010	9/30/2010	$16.66	$13.88	$16.25
10/1/2010	12/30/2010	$18.32	$15.76	$18.19
1/1/2011	3/31/2011	$21.52	$18.28	$20.05
4/1/2011	6/30/2011	$20.65	$17.97	$18.86
7/1/2011	9/30/2011	$19.30	$15.01	$16.04
10/3/2011	12/30/2011	$18.23	$14.69	$17.91
1/1/2012	3/30/2012	$20.21	$18.36	$20.07
4/2/2012	6/30/2012	$20.84	$18.15	$20.84
7/1/2012	9/30/2012	$22.73	$19.44	$22.71

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10/1/2012	12/31/2012	$23.12	$20.01	$20.44
1/1/2013	3/31/2013	$23.77	$20.90	$23.12
4/1/2013	6/30/2013	$24.33	$21.35	$23.19
7/1/2013	9/30/2013	$24.86	$22.90	$23.89
10/1/2013	12/31/2013	$28.03	$23.57	$28.03
1/1/2014	2/24/2014*	$27.50	$24.35	$25.29
* Information for the first calendar quarter of 2014 includes data for the period from January 1, 2014 through February 24, 2014.  Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of the Underlying Equity from January 2, 2008 to February 24, 2014, based on the daily closing price of the Underlying Equity.  We obtained the closing prices above from Bloomberg.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. Historical performance of the Underlying Equity is not an indication of future performance.  Future performance of the Underlying Equity may differ significantly from historical performance, and no assurance can be given as to the closing price of the Underlying Equity during the term of the Notes, including on any of the Review Dates or the Averaging Dates.  We cannot give you assurance that the performance of the Underlying Equity will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

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Additional Information Regarding Our Estimated Value of the Notes

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Pricing Date”) based on prevailing market conditions on the Pricing Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Pricing Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Pricing Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately three months after the initial Issue Date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

You may revoke your offer to purchase the Notes at any time prior to the Pricing Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Pricing Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC will act as placement agents for the Notes pursuant to separate placement agency agreements with the Issuer and will receive a fee pursuant to its agreement that will not exceed $10.00 per $1,000 principal amount Note. J.P. Morgan Securities LLC may act on behalf of an affiliate and may reallow all or a portion of fees received in connection with the distribution of the Notes to such affiliate.

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